Hip Cuisine has Changed its Name to Nature’s Best Brands, Inc

Miami, FL – June 18th, 2018. Hip Cuisine Inc., a global nutritional foods company, announces that that it has changed its name to Nature’s Best Brands, Inc., and has changed its stock symbol from HIPC to HLTY. The Company started trading under its new stock symbol (OTC:HLTY) as of June 6th, 2018.

“We have changed our name to reflect an updated corporate strategy. When we started our company, it was really focused on just our Hip Cuisine, vegan-friendly restaurants, which we continue to expand into new territories,” stated Natalie Lopera, the CEO of Nature’s Best Brands, Inc. “Since then, we have made several acquisitions and continue to look at new opportunities that make sense to us. As our business is evolving, we thought it was timely to start updating our name, and in the near-future, we will be updating our marketing and branding efforts to reflect a company that owns multiple natural foods brands.”

About Nature’s Best Brands, Inc.

Nature’s Best Brands, Inc. is a global nutritional foods company, that brings fresh, organic foods to the health-conscious consumer. It owns and operates several brands, including:

•         Hip Cuisine (www.hip-cuisine.com) – a fast casual, vegan-friendly restaurant concept combined with cold press juices and smoothies.

•         RAWkin’ Juice (www.rawkinjuice.com) – a popular maker of organic-vegan juices and smoothies, salads, and desserts.

•         Living Gourmet – a line of fresh, organic raw-vegan foods, which include vegan burgers, sandwiches, burritos and soups.

The Company also has joint-ventures with select specialty beverage and lifestyle health brands, including:

•         Medidate Coffee (www.medidatecoffee.com) – a gourmet antioxidant and protein-rich coffee made from date seeds.

•         Charlotte’s Web (www.cwhemp.com) – a maker of high CBD, low THC Cannabis extract marketed as a dietary supplement.

Corporate headquarters are located at 2250 NW 114th Ave. Unit 1P, PTY 11020, Miami, FL 33172.

For more information, please visit: www.naturesbestbrands.com

Email questions to info@naturesbestbrands.com